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                                 EXHIBIT 11.1

                      COMPUTATION OF NET INCOME PER SHARE

                      GEORGIA BANK FINANCIAL CORPORATION
                                AND SUBSIDIARY


                                                                                  Year ended
                                                                                  December 31,
                                                          ------------------ ---------------------- ---------------
                                                                2000                 1999                1998
                                                          ------------------ ---------------------- ---------------
Net income available to common shareholders                $  4,002,296         $  3,969,508         $ 2,915,384

Basic and diluted net income per share:(1)
    Weighted average number of common
       shares outstanding                                     2,084,632            2,093,152           2,093,152

Basic net income per share                                 $       1.92         $       1.90         $      1.39

    Weighted average number of common
        and common  equivalent shares                         2,086,085            2,093,152           2,093,152
outstanding

Diluted net income per share                               $       1.92         $       1.90         $      1.39
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(1)  Adjusted on a comparative basis for the 15% stock dividend payable August
     28, 1999.

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